Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

FIRST AMERICAN FINANCIAL REPORTS Results

for the fourth QUARTER and full year of 2020

—Reports Fourth Quarter Earnings of $2.49 per Diluted Share—

SANTA ANA, Calif., Feb. 11, 2021 – First American Financial Corporation (NYSE: FAF), a leading global provider of title insurance, settlement services and risk solutions for real estate transactions, today announced financial results for the fourth quarter ended Dec. 31, 2020.

Current Quarter Highlights

•	Total revenue of $2.2 billion, up 24 percent compared with last year
-	Closed title orders up 32 percent, driven by a 75 percent increase in refinance orders
-	Average revenue per order down 6 percent, driven by the shift to refinance transactions
•	Net realized investment gains of $55.5 million, or 38 cents per diluted share, primarily due to the change in the fair value of equity securities
•	Title Insurance and Services segment record pretax margin of 18.9 percent
-	16.8 percent excluding net realized investment gains
•	Commercial revenues of $226.6 million, down 5 percent compared with last year
•	In January 2021, entered into book transfer agreements to facilitate exit from the property and casualty insurance business within the Specialty Insurance segment
-	Transfer expected to be complete by the third quarter of 2022
•	Board of directors approved a new $300 million share repurchase plan
•	Repurchased 1.4 million shares for a total of $69.7 million at an average price of $49.20
•	Debt-to-capital ratio of 23.7 percent, or 17.0 percent excluding secured financings payable of $516.2 million

Full Year 2020 Highlights

•	Total revenue of $7.1 billion, up 14 percent compared with last year
•	Title Insurance and Services segment pretax margin of 15.7 percent
-	14.6 percent excluding net realized investment gains
•	Specialty Insurance segment pretax margin of -4.7 percent
•	Cash flow from operations of $1.1 billion, up 19 percent compared with last year
•	Return on equity of 14.9 percent
•	Closed $350 million acquisition of Docutech
•	Repurchased 3.2 million shares for a total of $138.6 million at an average price of $43.44
•	Raised the common stock dividend by 5 percent in both January and November to an annual rate of $1.84 per share
•	Named to the Fortune 100 Best Companies to Work For® list for the fifth consecutive year

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First American Financial Reports Fourth Quarter and Full Year 2020 Results

Selected Financial Information

($ in millions, except per share data)

	Three Months Ended		Full Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Total revenue	$2,151.3	$1,728.7	$7,086.7	$6,202.1
Income before taxes	382.3	288.5	923.3	905.0

Net income	$280.3	$224.0	$696.4	$707.4
Net income per diluted share	2.49	1.97	6.16	6.22

Total revenue for the fourth quarter of 2020 was $2.2 billion, an increase of 24 percent relative to the fourth quarter of 2019. Net income in the current quarter was $280.3 million, or $2.49 per diluted share, compared with net income of $224.0 million, or $1.97 per diluted share, in the fourth quarter of 2019. Net realized investment gains in the current quarter were $55.5 million, or 38 cents per diluted share, compared with net realized investment gains of $23.8 million, or 16 cents per diluted share, in the fourth quarter of last year. The current quarter was also impacted by two items related to the company’s decision to exit the property and casualty insurance business within the Specialty Insurance segment.

The first was a reversal of a portion of the impairment initially taken in the third quarter, resulting in an $18.3 million benefit, or 13 cents per diluted share. The second was a permanent tax difference of $7.4 million, or 7 cents per diluted share, which adversely impacted the tax rate.

Total revenue for the full year of 2020 was $7.1 billion, up 14 percent compared with the prior year. Net income was $696.4 million, or $6.16 per diluted share, compared with net income of $707.4 million, or $6.22 per diluted share, in 2019. Net realized investment gains were $105.0 million, or 71 cents per diluted share, compared with net realized investment gains of $66.4 million, or 46 cents per diluted share last year. In addition, the company recorded a pretax impairment of $54.9 million, or 45 cents per diluted share, related to the property and casualty insurance business within the Specialty Insurance segment.

“Our 2020 performance demonstrated the remarkable resilience of our people amidst the challenges presented by the pandemic,” said Dennis J. Gilmore, chief executive officer at First American Financial Corporation. “The company closed over one million transactions while most of our people were working from home. Historically high industry mortgage originations supported revenue growth of 14 percent to $7.1 billion, a new record for the company, and we achieved a pretax title margin of 15.7 percent.

“During the year, we executed on our commitment to return capital to shareholders. The company increased the common stock dividend by 5 percent in both January and November to an annual rate of $1.84 per share. We also repurchased 3.2 million shares for a total of $139 million.

“Looking ahead, the robust mortgage market has continued into 2021, with strong refinance and purchase activity, driven by elevated housing demand and low mortgage rates. We are also encouraged by the rebound in the commercial market in the fourth quarter and expect our commercial business performance will continue to improve throughout the year. In January, the company also entered into

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First American Financial Reports Fourth Quarter and Full Year 2020 Results

book transfer agreements to facilitate our exit from the property and casualty insurance business, enabling us to maintain focus on our core business and redeploy the capital to areas with higher expected returns. We expect to complete the transfer by the third quarter of 2022.”

Title Insurance and Services

($ in millions, except average revenue per order)

	Three Months Ended
	December 31,
	2020	2019
Total revenues	$2,000.1	$1,591.2

Income before taxes	$377.2	$283.8
Pretax margin	18.9%	17.8%

Title open orders(1)	354,600	251,700
Title closed orders(1)	295,100	224,200

U.S. Commercial
Total revenues	$226.6	$238.9
Open orders	32,100	32,900
Closed orders	19,400	20,900
Average revenue per order	$11,700	$11,400
(1) U.S. direct title insurance orders only.

Total revenues for the Title Insurance and Services segment during the fourth quarter were $2.0 billion, up 26 percent compared with the same quarter of 2019. Direct premiums and escrow fees were up 24 percent compared with the fourth quarter of 2019, driven by a 32 percent increase in the number of direct title orders closed that was partially offset by a 6 percent decline in the average revenue per direct title order closed. The average revenue per direct title order declined to $2,457, primarily due to the shift in the order mix from higher-premium commercial and purchase transactions to lower-premium residential refinance transactions. Agent premiums, which are recorded on approximately a one-quarter lag relative to direct premiums, were up 25 percent in the current quarter as compared with last year.

Information and other revenues were $281.6 million during the quarter, up 39 percent compared with the same quarter of last year. The increase was primarily due to the growth in mortgage originations that led to higher demand for the company’s title information products and the recent acquisition of Docutech.

Investment income was $51.6 million in the fourth quarter, down $18.2 million, or 26 percent. The decline was primarily due to the impact of lower short-term interest rates on the investment portfolio and cash balances, partially offset by higher interest income from the company’s warehouse lending business. Net realized investment gains totaled $50.4 million in the current quarter, compared with gains of $20.6 million in the fourth quarter of 2019, primarily due to the change in the fair value of equity securities for both periods.

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First American Financial Reports Fourth Quarter and Full Year 2020 Results

Personnel costs were $514.7 million in the fourth quarter, an increase of $64.6 million, or 14 percent, compared with the same quarter of 2019. This increase was primarily attributable to higher incentive compensation and salary expense, as well as the impact of recent acquisitions.

Other operating expenses were $299.6 million in the fourth quarter, up $75.6 million, or 34 percent, compared with the fourth quarter of 2019. The increase was primarily due to higher production-related costs as a result of the growth in order volume, higher professional services and the impact of recent acquisitions.

The provision for policy losses and other claims was $80.8 million in the fourth quarter, or 5.0 percent of title premiums and escrow fees, an increase from a 4.0 percent loss provision rate in the prior year. The current quarter rate reflects an ultimate loss rate of 4.5 percent for the current policy year with an $8.1 million increase in the loss reserve estimates for prior policy years.

Depreciation and amortization expense was $36.6 million in the fourth quarter, up $7.0 million, or 24 percent, compared with the same period last year, primarily due to the amortization of intangibles related to recent acquisitions.

Pretax income for the Title Insurance and Services segment was $377.2 million in the fourth quarter, compared with $283.8 million in the fourth quarter of 2019. Pretax margin was 18.9 percent in the current quarter, compared with 17.8 percent last year. Excluding the impact of net realized investment gains, the pretax margin was 16.8 percent this year, unchanged compared with last year.

Specialty Insurance

($ in millions)

	Three Months Ended
	December 31,
	2020	2019
Total revenues	$140.6	$131.6

Income before taxes	$26.7	$22.0
Pretax margin	19.0%	16.7%

Total revenues for the Specialty Insurance segment were $140.6 million in the fourth quarter of 2020, an increase of 7 percent compared with the fourth quarter of 2019. This quarter, the segment’s financial results benefited from an $18.3 million reversal of a portion of the impairment initially recorded in the third quarter within the property and casualty business. The overall loss ratio for the segment was 65.2 percent, up from 51.2 percent last year due to higher claim losses in both the property and casualty and home warranty businesses. The home warranty business continued to experience higher claim frequency in the fourth quarter, significantly driven by claims in the appliance and plumbing trades.

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First American Financial Reports Fourth Quarter and Full Year 2020 Results

Teleconference/Webcast

First American’s fourth quarter 2020 results will be discussed in more detail on Thursday, February 11, 2021, at 11 a.m. EST, via teleconference. The toll-free dial-in number is 877-407-8293. Callers from outside the United States may dial +1-201-689-8349.

The live audio webcast of the call will be available on First American’s website at www.firstam.com/investor. An audio replay of the conference call will be available through February 25, 2021, by dialing 201-612-7415 and using the conference ID 13714735. An audio archive of the call will also be available on First American’s investor website.

About First American

First American Financial Corporation (NYSE: FAF) is a leading provider of title insurance, settlement services and risk solutions for real estate transactions that traces its heritage back to 1889. First American also provides title plant management services; title and other real property records and images; valuation products and services; home warranty products; banking, trust and wealth management services; and other related products and services. With total revenue of $7.1 billion in 2020, the company offers its products and services directly and through its agents throughout the United States and abroad. In 2020, First American was named to the Fortune 100 Best Companies to Work For® list for the fifth consecutive year. More information about the company can be found at www.firstam.com.

Website Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its U.S. direct title insurance operations, which are posted approximately 10 to 12 days after the end of each month.

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First American Financial Reports Fourth Quarter and Full Year 2020 Results

Forward-Looking Statements

Certain statements made in this press release and the related management commentary contain, and responses to investor questions may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and may contain the words “believe,” “anticipate,” “expect,” “intend,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” or “could.” These forward-looking statements include, without limitation, statements regarding future operations, performance, financial condition, prospects, plans and strategies. These forward-looking statements are based on current expectations and assumptions that may prove to be incorrect. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include, without limitation: interest rate fluctuations; changes in the performance of the real estate markets; volatility in the capital markets; unfavorable economic conditions; the coronavirus pandemic and responses thereto; impairments in the company’s goodwill or other intangible assets; uncertainty from the expected discontinuance of LIBOR and transition to any other interest rate benchmark; failures at financial institutions where the company deposits funds; regulatory oversight and changes in applicable laws and government regulations, including privacy and data protection laws; heightened scrutiny by legislators and regulators of the company’s title insurance and services segment and certain other of the company’s businesses; regulation of title insurance rates; limitations on access to public records and other data; climate change, health crises, severe weather conditions and other catastrophe events; changes in relationships with large mortgage lenders and government-sponsored enterprises; changes in measures of the strength of the company’s title insurance underwriters, including ratings and statutory capital and surplus; losses in the company’s investment portfolio; material variance between actual and expected claims experience; defalcations, increased claims or other costs and expenses attributable to the company’s use of title agents; any inadequacy in the company’s risk management framework; systems damage, failures, interruptions, cyberattacks and intrusions, or unauthorized data disclosures; innovation efforts of the company and other industry participants and any related market disruption; errors and fraud involving the transfer of funds; the company’s use of a global workforce; inability of the company’s subsidiaries to pay dividends or repay funds; and other factors described in the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2020, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made.  The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP Financial Measures

This news release and related management commentary contain certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including an adjusted debt to capitalization ratio, personnel and other operating expense ratios, success ratios, net operating revenues; and adjusted revenues, adjusted pretax income, adjusted earnings per share, and adjusted pretax margins for the company, its title insurance and services segment and its specialty insurance segment. The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the financial leverage, operational efficiency and performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

Media Contact: Marcus Ginnaty Corporate Communications First American Financial Corporation 714-250-3298	Investor Contact: Craig Barberio Investor Relations First American Financial Corporation 714-250-5214

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First American Financial Reports Fourth Quarter and Full Year 2020 Results

First American Financial Corporation
Summary of Consolidated Financial Results and Selected Information
(in thousands, except per share amounts and title orders, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Total revenues	$2,151,274	$1,728,664	$7,086,667	$6,202,061

Income before income taxes	$382,280	$288,513	$923,270	$905,018
Income tax expense	100,915	63,907	222,774	195,170
Net income	281,365	224,606	700,496	709,848
Less: Net income attributable to noncontrolling interests	1,074	608	4,067	2,438
Net income attributable to the Company	$280,291	$223,998	$696,429	$707,410

Net income per share attributable to stockholders:
Basic	$2.50	$1.98	$6.18	$6.26
Diluted	$2.49	$1.97	$6.16	$6.22

Cash dividends declared per share	$0.46	$0.42	$1.78	$1.68

Weighted average common shares outstanding:
Basic	112,165	113,301	112,746	113,080
Diluted	112,486	113,984	113,020	113,655

Selected Title Insurance Segment Information
Title orders opened(1)	354,600	251,700	1,470,900	1,093,000
Title orders closed(1)	295,100	224,200	1,043,800	795,800
Paid title claims	$43,252	$42,469	$164,104	$162,207

(1) U.S. direct title insurance orders only.

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First American Financial Reports Fourth Quarter and Full Year 2020 Results

First American Financial Corporation
Selected Consolidated Balance Sheet Information
(in thousands, unaudited)

	December 31,	December 31,
	2020	2019
Cash and cash equivalents	$1,275,466	$1,485,959
Investments	7,214,820	6,589,443
Goodwill and other intangible assets, net	1,573,102	1,242,741
Total assets	12,795,988	11,519,167
Reserve for claim losses	1,178,004	1,063,044
Notes and contracts payable	1,010,756	728,232
Total stockholders’ equity	$4,909,972	$4,420,484

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First American Financial Reports Fourth Quarter and Full Year 2020 Results

First American Financial Corporation
Segment Information
(in thousands, unaudited)

Three Months Ended		Title	Specialty	Corporate
December 31, 2020	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$906,957	$777,045	$129,912	$—
Agent premiums	839,444	839,444	—	—
Information and other	284,797	281,609	3,447	(259)
Net investment income	64,530	51,600	2,118	10,812
Net realized investment gains	55,546	50,418	5,128	—
	2,151,274	2,000,116	140,605	10,553
Expenses
Personnel costs	549,032	514,735	22,436	11,861
Premiums retained by agents	663,861	663,861	—	—
Other operating expenses	330,701	299,609	21,374	9,718
Provision for policy losses and other claims	165,506	80,808	84,698	—
Depreciation and amortization	38,327	36,587	1,703	37
Impairments on disposition of business	(18,329)	—	(18,329)	—
Premium taxes	23,950	21,896	2,054	—
Interest	15,946	5,372	—	10,574
	1,768,994	1,622,868	113,936	32,190
Income (loss) before income taxes	$382,280	$377,248	$26,669	$(21,637)

Three Months Ended		Title	Specialty	Corporate
December 31, 2019	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$748,443	$626,130	$122,313	$—
Agent premiums	671,602	671,602	—	—
Information and other	205,973	202,972	3,253	(252)
Net investment income	78,806	69,843	2,753	6,210
Net realized investment gains	23,840	20,608	3,232	—
	1,728,664	1,591,155	131,551	5,958
Expenses
Personnel costs	476,683	450,153	19,874	6,656
Premiums retained by agents	529,749	529,749	—	—
Other operating expenses	256,251	224,024	23,421	8,806
Provision for policy losses and other claims	114,515	51,912	62,603	—
Depreciation and amortization	31,484	29,600	1,846	38
Impairments on disposition of business	—	—	—	—
Premium taxes	19,725	17,950	1,775	—
Interest	11,744	3,951	—	7,793
	1,440,151	1,307,339	109,519	23,293
Income (loss) before income taxes	$288,513	$283,816	$22,032	$(17,335)

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First American Financial Reports Fourth Quarter and Full Year 2020 Results

First American Financial Corporation
Segment Information
(in thousands, unaudited)

Year Ended		Title	Specialty	Corporate
December 31, 2020	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$2,987,525	$2,489,992	$497,533	$—
Agent premiums	2,759,455	2,759,455	—	—
Information and other	1,013,360	1,000,805	13,439	(884)
Net investment income	221,290	199,228	9,123	12,939
Net realized investment gains	105,037	86,194	12,328	6,515
	7,086,667	6,535,674	532,423	18,570
Expenses
Personnel costs	1,941,477	1,834,832	86,834	19,811
Premiums retained by agents	2,184,420	2,184,420	—	—
Other operating expenses	1,119,108	999,701	83,104	36,303
Provision for policy losses and other claims	579,507	262,456	317,051	—
Depreciation and amortization	148,979	141,292	7,535	152
Impairments on disposition of business	54,935	—	54,935	—
Premium taxes	77,504	69,256	8,248	—
Interest	57,467	18,211	—	39,256
	6,163,397	5,510,168	557,707	95,522
Income (loss) before income taxes	$923,270	$1,025,506	$(25,284)	$(76,952)

Year Ended		Title	Specialty	Corporate
December 31, 2019	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$2,659,273	$2,188,056	$471,217	$—
Agent premiums	2,373,140	2,373,140	—	—
Information and other	787,831	776,124	12,742	(1,035)
Net investment income	315,413	282,910	11,249	21,254
Net realized investment gains	66,404	55,722	10,682	—
	6,202,061	5,675,952	505,890	20,219
Expenses
Personnel costs	1,806,005	1,701,742	80,120	24,143
Premiums retained by agents	1,874,266	1,874,266	—	—
Other operating expenses	923,298	805,480	80,705	37,113
Provision for policy losses and other claims	446,040	182,450	263,590	—
Depreciation and amortization	129,021	121,643	7,225	153
Impairments on disposition of business	—	—	—	—
Premium taxes	70,612	62,938	7,674	—
Interest	47,801	15,220	—	32,581
	5,297,043	4,763,739	439,314	93,990
Income (loss) before income taxes	$905,018	$912,213	$66,576	$(73,771)

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First American Financial Reports Fourth Quarter and Full Year 2020 Results

First American Financial Corporation
Reconciliation of Pretax Margins and Earnings per Diluted Share
Excluding Net Realized Investment Gains and Losses ("NRIG(L)")
(in thousands, except margin and per share amounts, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Consolidated
Total revenues	$2,151,274	$1,728,664	$7,086,667	$6,202,061
Less: NRIG(L)	55,546	23,840	105,037	66,404
Total revenues excluding NRIG(L)	$2,095,728	$1,704,824	$6,981,630	$6,135,657

Pretax income	$382,280	$288,513	$923,270	$905,018
Less: NRIG(L)	55,546	23,840	105,037	66,404
Pretax income excluding NRIG(L)	$326,734	$264,673	$818,233	$838,614

Pretax margin	17.8%	16.7%	13.0%	14.6%
Less: Pretax margin impact of NRIG(L)	2.2%	1.2%	1.3%	0.9%
Pretax margin excluding NRIG(L)	15.6%	15.5%	11.7%	13.7%

Earnings per diluted share (EPS)	$2.49	$1.97	$6.16	$6.22
Less: EPS impact of NRIG(L)	0.38	0.16	0.71	0.46
EPS excluding NRIG(L)	$2.11	$1.80	$5.45	$5.76

Title Insurance and Services Segment
Total revenues	$2,000,116	$1,591,155	$6,535,674	$5,675,952
Less: NRIG(L)	50,418	20,608	86,194	55,722
Total revenues excluding NRIG(L)	$1,949,698	$1,570,547	$6,449,480	$5,620,230

Pretax income	$377,248	$283,816	$1,025,506	$912,213
Less: NRIG(L)	50,418	20,608	86,194	55,722
Pretax income excluding NRIG(L)	$326,830	$263,208	$939,312	$856,491

Pretax margin	18.9%	17.8%	15.7%	16.1%
Less: Pretax margin impact of NRIG(L)	2.1%	1.0%	1.1%	0.9%
Pretax margin excluding NRIG(L)	16.8%	16.8%	14.6%	15.2%

Specialty Insurance Segment
Total revenues	$140,605	$131,551	$532,423	$505,890
Less: NRIG(L)	5,128	3,232	12,328	10,682
Total revenues excluding NRIG(L)	$135,477	$128,319	$520,095	$495,208

Pretax income	$26,669	$22,032	$(25,284)	$66,576
Less: NRIG(L)	5,128	3,232	12,328	10,682
Pretax income excluding NRIG(L)	$21,541	$18,800	$(37,612)	$55,894

Pretax margin	19.0%	16.7%	(4.7)%	13.2%
Less: Pretax margin impact of NRIG(L)	3.1%	2.0%	2.5%	1.9%
Pretax margin excluding NRIG(L)	15.9%	14.7%	(7.2)%	11.3%

Totals may not sum due to rounding.

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First American Financial Reports Fourth Quarter and Full Year 2020 Results

First American Financial Corporation
Expense and Success Ratio Reconciliation
Title Insurance and Services Segment
($ in thousands, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Total revenues	$2,000,116	$1,591,155	$6,535,674	$5,675,952
Less: Net realized investment gains	50,418	20,608	86,194	55,722
Net investment income	51,600	69,843	199,228	282,910
Premiums retained by agents	663,861	529,749	2,184,420	1,874,266
Net operating revenues	$1,234,237	$970,955	$4,065,832	$3,463,054

Personnel and other operating expenses	$814,344	$674,177	$2,834,533	$2,507,222
Ratio (% net operating revenues)	66.0%	69.4%	69.7%	72.4%
Ratio (% total revenues)	40.7%	42.4%	43.4%	44.2%

Change in net operating revenues	$263,282		$602,778
Change in personnel and other operating expenses	140,167		327,311
Success Ratio(1)	53%		54%

(1) Change in personnel and other operating expenses divided by change in net operating revenues.

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First American Financial Reports Fourth Quarter and Full Year 2020 Results

First American Financial Corporation
Supplemental Direct Title Insurance Order Information(1)
(unaudited)

	Q420	Q320	Q220	Q120	Q419
Open Orders per Day
Purchase	1,925	2,405	1,919	1,978	1,622
Refinance	2,923	3,154	2,898	2,884	1,487
Refinance as % of residential orders	60%	57%	60%	59%	48%
Commercial	509	486	362	510	522
Default and other	273	370	310	345	364
Total open orders per day	5,629	6,416	5,489	5,716	3,995

Closed Orders per Day
Purchase	1,740	1,820	1,310	1,277	1,469
Refinance	2,430	2,320	2,222	1,451	1,391
Refinance as % of residential orders	58%	56%	63%	53%	49%
Commercial	307	248	232	265	332
Default and other	207	167	213	276	366
Total closed orders per day	4,684	4,555	3,977	3,269	3,559

Average Revenue per Order (ARPO)
Purchase	$2,826	$2,726	$2,581	$2,526	$2,541
Refinance	1,228	1,204	1,194	1,165	1,195
Commercial	11,703	8,993	7,373	9,690	11,425
Default and other	55	46	41	299	209

Total ARPO	$2,457	$2,193	$1,950	$2,315	$2,603

Business Days	63	64	64	62	63

(1) U.S. operations only.

Totals may not sum due to rounding.

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